UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2010 (March 16, 2010)

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, 15th FLOOR, SALT LAKE CITY, UTAH	84133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

7.01

On March 15, 2009, holders of the September 15, 2015 series of Zions Bancorporation subordinated notes (CUSIP: 989701 AJ6) which are convertible into the company’s Series A or Series C preferred stock converted $21.0 million principal amount of the notes into 841,360 depositary shares, each representing a 1/40th interest in a share of Series C preferred stock (equaling 21,034 shares of Series C preferred stock).  No note holders elected to convert into Series A preferred stock.

The discount amortization for the first quarter of 2010 that is attributable to the March conversion (i.e. accelerated amortization) is approximately $11.2 million, which compares to the accelerated discount amortization for the fourth quarter of 2009 of $20.0 million.

The cumulative amount of subordinated notes converted since the debt was modified in June of 2009 to include the conversion feature equaled $84.5 million, all of which converted into the company’s Series C preferred stock, equaling 3,378,920 depositary shares each representing a 1/40th interest in a share of Series C preferred stock (equaling 84,473 shares of Series C preferred stock in the aggregate), and constituted approximately 6.98% of the original $1.21 billion principal amount of the convertible subordinated notes; the $1.21 billion includes the December modification of $40 million of subordinated debt, as referenced in the Form 8-K filed January 5, 2010.

The conversion dates for the convertible subordinated notes occur only on semi-annual interest payment dates. The next such dates are:

·   May 17, 2010 for convertible 5.65% notes due on May 15, 2014;

·   May 17, 2010 for convertible 5.50% notes due on November 16, 2015.

·   September 15, 2010 for convertible 6.00% notes due on September 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIONS BANCORPORATION

Date: March 16, 2010	By:	/s/ THOMAS E. LAURSEN
Name: Thomas E. Laursen
Title: Executive Vice President and General Counsel